Exhibit 99.1

Flux Power Renews $14 Million Credit Facility with First Citizens Bank

VISTA, CA — April 27, 2023 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, has renewed the available credit under its existing facility with Silicon Valley Bank, a division of First Citizens Bank (“SVB Facility”) of $14.0 million to support higher working capital requirements related to increased customer demand.

“First Citizens Bank is a top-tier financial institution, and we are pleased to now be partnering with them on our revolving line of credit,” said Chuck Scheiwe, Chief Financial Officer of Flux Power. “This renewal, along with our existing cash, is intended to meet our anticipated capital resources to fund planned operations.”

Ron Dutt, Chief Executive Officer of Flux Power, added, “Our strong purchase orders, improving backlog and expansion of margins through improved sourcing and supply chain management, and operational process improvement is leading us toward our near-term goal of profitability. Combined with a recent successful showcase of our full product line at Promat 2023, the material handling and logistics industry’s premier global event, I have never been more confident about the future and long-term shareholder value of Flux Power.”

On March 10, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) issued a press release stating that Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. On March 26, 2023, the Federal Deposit Insurance Corporation (FDIC) entered into a purchase and assumption agreement for all deposits and loans of Silicon Valley Bridge Bank, National Association, by First Citizens Bank & Trust Company, Raleigh, North Carolina. On March 27, 2023, the 17 legacy Silicon Valley Bridge Bank, N.A. branches began operating as Silicon Valley Bank, a division of First Citizens Bank.

The Company’s other available financing resources include; (i) the previously disclosed $5 million Credit Facility Agreement, dated May 11, 2022, by and among the Registrant and Cleveland Capital, L.P., a Delaware limited partnership, Herndon Plant Oakley, Ltd., and other lenders, which remains unused; and (ii) the Company’s At-the-Market (ATM) facility.

About First Citizens

First Citizens Bank helps personal, business, commercial and wealth clients build financial strength that lasts. Founded in 1898 and headquartered in Raleigh, N.C., First Citizens provides a unique legacy of strength, stability and long-term thinking that has spanned generations. First Citizens offers an array of general banking services including a network of more than 550 branches and offices in 23 states; commercial banking expertise delivering best-in-class lending, leasing and other financial services coast to coast; and a nationwide direct bank. Parent company First Citizens BancShares, Inc. is a top 20 U.S. financial institution with more than $219 billion in assets. First Citizens Bank, Member FDIC. In 2023, the bank is celebrating the 125th anniversary of its founding. Discover more at firstcitizens.com.

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and Flux Power’s ability to negotiate and enter into a definitive agreement in connection with the Letter of Intent. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Contacts

Media & Investor Relations:

info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

FLUX@mzgroup.us

www.mzgroup.us